Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Ron Parham

Pondel Wilkinson Parham Investor Relations for Digimarc

503-924-1985

rparham@pondel.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

Digimarc Corporation Announces First Quarter 2005 Results

Beaverton, OR — May 16, 2005 — Digimarc Corporation (NASDAQ: DMRCE) today announced its financial results for the first quarter ended March 31, 2005.  First quarter revenue totaled $24.4 million, 3% higher than revenues of $23.7 million in the comparable period of 2004. First quarter net loss totaled $5.1 million, or $0.25 per diluted share, compared with net loss of $0.8 million, or $0.04 per diluted share, for the same period last year.  (Note: all comparable figures for 2004 reflect previously-disclosed restatements to correct certain accounting errors.)

Revenues for the first quarter increased $700,000, or 3%, from the same period a year ago.  ID Systems revenue increased $500,000, or 2%, reaching $21.4 million.  This increase primarily reflected increases in service revenue related to new secure credential programs, namely Florida, Ohio, Mexico, and Latvia, partially offset by a non-recurring sale of voter identification supplies to a foreign customer during the first quarter of 2004.  Digital watermarking revenues increased $200,000, or 9%, to $3.0 million, primarily from increased patent license revenues.

Looking at revenues geographically, international revenues declined $1.6 million in the first quarter, or 27%, to $4.4 million.  Increased revenues from the Latvia and Mexico contracts were offset primarily by the non-recurring revenues associated with the voter identification supplies contract that occurred in the 2004 period.   U.S. revenues grew approximately $2.3 million to $20.0 million, or 13%, over the first quarter of 2004, largely from increased domestic issuance revenues, hardware sales during the quarter, and increased patent and technology license revenues.

First quarter gross margins were 36% of revenue, compared to gross margins of 37% in last year’s first quarter.

First quarter operating expenses totaled $14.1 million, up from operating expenses of $9.8 million for the first quarter of 2004. Approximately $ 2.2 million of the increase was primarily related to general and administrative expenses, specifically accounting and legal costs associated with the restatement and 2004 audit. In addition, investments were made in the areas of sales and marketing and research and development totaling approximately $2.0 million.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was negative $1.8 million for the first quarter of 2005 compared to a positive $1.9 million in the first quarter of 2004.  EBITDA is calculated by adjusting net income for the effects of interest, taxes, depreciation, and amortization.

“Digimarc’s first quarter revenue growth and steady gross margins are indicative of the health of our markets,” stated Bruce Davis, Digimarc Chairman and CEO.  “The loss that we incurred is due to increased investments in sales and marketing and research and development to support our anticipated growth and extraordinary expenses necessitated by increased regulatory requirements and use of compensating procedures to ensure reliable financial statements while we improve the Company’s internal controls and associated business processes.  We believe the first half of 2005 will represent the peak for the extraordinary spending, which should tail off during the second half of 2005 and into 2006.”

Davis continued, “As we make these improvements, we note recent action by the U.S. Congress in passing the Real ID Act that establishes new requirements for state-issued IDs that are used for federal purposes such as traveling on commercial airlines.  Because Digimarc is currently the provider of the issuance systems for approximately two-thirds of all U.S. driver licenses, we believe these new requirements are likely to fuel incremental growth in our core market.  Global market demand is also increasing, as countries around the world are seeking ways to improve the integrity of their ID credentials and related issuance and verification processes to minimize physical and financial security threats.”

Conference Call

Digimarc will hold its first quarter 2005 earnings conference call Tuesday, May 17, 2005, at 6 a.m. PDT/9 a.m. EDT.  The call will be open to the general public and the media and will be broadcast live by Web cast at www.digimarc.com and www.streetevents.com. At Digimarc’s Web address, the call will be available by clicking on the “Q1 Earnings Release Conference Call” icon on the “Investor Relations Events” page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archive.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 192 issued U.S. patents with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more Company information.

About EBITDA

EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA).  The reconciliation of GAAP and Non-GAAP Financial Measures for the three months ended March 31, 2005 and 2004 is included in the attached tables.  Management of the Company believes that EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements.  EBITDA is commonly used as a measure of performance and it is used by securities analysts, investors and other parties in evaluating the Company.  Due to the nature of the Company’s ID Systems business and revenue recognition policies, the Company incurs significant non-cash charges for depreciation and amortization that it does not incur in association with revenues generated in the Watermarking Solutions area of the business.  Therefore, the Company believes that by providing the calculation of EBITDA it will help investors better understand Digimarc’s underlying financial performance and ability to generate cash flow from operations.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to expectations of future financial results and related information, statements relating to peak spending periods and the moderation of spending in future periods, statements relating to the growth of the Company’s core market as a result of new laws and regulations, statements relating to the health of the Company’s market, and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates,” “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, the actual timing and impact of the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, decisions of the Nasdaq Listing Qualifications Panel concerning continued Nasdaq listing of the Company’s common stock, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K, including but not limited to those described in the Company’s Form 10-Q for the quarterly period ended March 31, 2005, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, and “Risk Factors” and in Part I, Item 4 thereof (“Controls and Procedures”).         #

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$19,133	$18,489
Restricted cash	1,084	—
Short-term investments	14,791	25,068
Trade accounts receivable, net	11,051	9,666
Unbilled trade receivables	5,201	5,008
Inventory	9,005	8,858
Other current assets	1,557	1,779
Total current assets	61,822	68,868
Restricted cash	7,287	8,279
Property and equipment, net	66,602	63,975
Intangibles, net	20,371	21,162
Other assets, net	901	1,003
Total assets	$156,983	$163,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:		r
Accounts payable	$9,205	$11,424
Accrued payroll and related costs	3,426	2,161
Deferred revenue	4,621	4,854
Other current liabilities	1,375	1,492
Total current liabilities	18,627	19,931
Other long-term liabilities	1,164	1,112
Total liabilities	19,791	21,043
Stockholders’ equity:
Common stock	21	21
Additional paid-in capital	209,004	206,979
Deferred stock compensation	(1,974)	—
Accumulated other comprehensive income	164	147
Accumulated deficit	(70,023)	(64,903)
Total stockholders’ equity	137,192	142,244
Total liabilities and stockholders’ equity	$156,983	$163,287

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:		(Restated)
DIDS	$21,428	$20,942
DWM	2,951	2,716
Total revenue	24,379	23,658
Cost of revenue:	15,493	14,844
Gross profit	8,886	8,814
Operating expenses:
Sales and marketing	3,815	2,563
Research, development and engineering	2,483	1,722
General and administrative	7,004	4,823
Amortization of Intangibles	811	642
Total operating expenses	14,113	9,750
Operating loss	(5,227)	(936)
Other income, net:	184	200
Loss before provision for income taxes	(5,043)	(736)
Provision for income taxes	(77)	(50)
Net loss	$(5,120)	$(786)
Net loss per share—basic	$(0.25)	$(0.04)
Net loss per share—diluted	$(0.25)	$(0.04)
Weighted average shares outstanding - basic	20,453	20,212
Weighted average shares outstanding - diluted	20,453	20,212

Digimarc Corporation

Condensed Consolidated Statement of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
		(Restated)
Cash flows from operating activities:
Net loss	$(5,120)	$(786)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,430	2,792
Stock-based compensation expense	51	—
Increase (decrease) in allowance for doubtful accounts	(33)	10
Other non-cash charges	17	(28)
Changes in operating assets and liabilities:
Restricted cash	(92)	(4)
Trade and unbilled accounts receivable	(1,545)	(3,430)
Inventory	(147)	(195)
Other current assets	222	(409)
Other assets, net	102	69
Accounts payable	(2,219)	4,446
Accrued payroll and related costs	1,265	741
Deferred revenue	(233)	(419)
Other liabilities	1	(1)
Net cash provided by (used in) operating activities	(4,301)	2,786
Cash flows from investing activities:
Purchase of property and equipment	(2,192)	(4,734)
Capitalization of labor costs	(3,003)	(3,593)
Intangibles	(20)	—
Sale or maturity of short-term investments	42,744	44,221
Purchase of short-term investments	(32,467)	(35,645)
Net cash provided by investing activities	5,062	249
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	1,109
Principal payments under capital lease obligations	(117)	(71)
Net cash provided by (used in) financing activities	(117)	1,038
Net increase (used in) in cash and cash equivalents	644	4,073
Cash and cash equivalents at beginning of period	18,489	33,626
Cash and cash equivalents at end of period	$19,133	$37,699

Digimarc Corporation

Reconciliation of Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
		(Restated)
Net loss, as reported	(5,120)	(786)

Adjustments to calculate EBITDA
Provision for income taxes	77	50
Interest income, net	(202)	(198)
Depreciation and amortization	3,430	2,792
EBITDA	(1,815)	1,858

About EBITDA

EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA).  The reconciliation of GAAP and Non-GAAP Financial Measures for the three months ended March 31, 2005 and 2004 is included in the attached tables.  Management of the Company believes that EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements.  EBITDA is commonly used as a measure of performance and it is used by securities analysts, investors and other parties in evaluating the Company.  Due to the nature of the Company’s ID Systems business and revenue recognition policies, the Company incurs significant non-cash charges for depreciation and amortization that it does not incur in association with revenues generated in the Watermarking Solutions area of the business.  Therefore, the Company believes that by providing the calculation of EBITDA it will help investors better understand Digimarc’s underlying financial performance and ability to generate cash flow from operations.